EXHIBIT 99.1

OPKO Health to Acquire Bio-Reference Laboratories

-	Complementary in-depth expertise in diagnostics business with state of the art experience in use of genomic data for personalized therapy

-	Acquisition provides national sales force to accelerate adoption of OPKO’s 4Kscore™ test for aggressive prostate cancer

June 4, 2015, OPKO HEALTH, INC. (NYSE: OPK) and Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) today announced that the companies have signed a definitive merger agreement under which OPKO will acquire Bio-Reference Laboratories. Bio-Reference Laboratories is the third largest full service clinical laboratory in the United States and is known for its innovative technological solutions and pioneering leadership in the areas of genomics and genetic sequencing. Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, holders of BRLI common stock will receive 2.75 shares of OPKO common stock for each share of BRLI common stock. Based on a closing price of $19.12 per share of OPKO common stock on June 3, 2015, the transaction is valued at approximately $1.47 billion, or $52.58 per share of BRLI common stock. The Companies expect the transaction to be completed during the second half of 2015. Closing of the transaction is subject to approval of Bio-Reference Laboratories’ shareholders and other customary conditions.

OPKO intends to leverage the national marketing, sales, and distribution resources of Bio-Reference Laboratories to enhance sales of its 4Kscore test, a blood test that provides a patient’s specific personalized risk score for aggressive prostate cancer as well as other OPKO diagnostic products under development.

Through GeneDx, Bio-Reference Laboratories’ genetic sequencing laboratory, and GenPath Diagnostics, its Oncology and Women’s Health business units, Bio-Reference Laboratories has accumulated a vast array of genetic and genomics data that OPKO will make available to industry and academic scientists to enhance their drug discovery and clinical trial programs.

“I have long admired Bio-Reference Laboratories which, for almost 30 years, has enjoyed an impressive record of organic growth through constant innovation and clinical awareness, commented Phillip Frost M.D., OPKO’s Chairman and Chief Executive Officer. “Bio-Reference Laboratories is a true success story that has culminated in cutting edge diagnostic solutions accompanied by a worldwide franchise in the diagnosis of rare diseases. GeneDx was the first commercial laboratory to offer next generation sequencing for rare disorders and almost a quarter of a million patients have benefited from these services including almost 20,000 patients who have undergone exome analysis. Their newly introduced sequencing services for use in oncology are both innovative and impressive.”

“Over the years we have learned that diagnostics are integral to drug discovery,” commented Marc Grodman, M.D., Bio-Reference Laboratories’ Chairman, CEO and President. “This has never been more apparent than today when new sequencing technologies have afforded us the opportunity to understand the biological basis of disease in far greater depth. At Bio-Reference Laboratories we have prided ourselves in finding disruptive diagnostic solutions that are clinically relevant. Dr. Frost is a visionary in the pharmaceutical world who, during a legendary career, has demonstrated the foresight to see new clinical applications for therapeutics before others. I am thrilled that I will be working and learning from him in the coming years as we seek to leverage our outstanding capabilities to improve lives of patients. In addition to identifying a synergistic partner for the value we have built over the past three decades, we are pleased that our shareholders will be rewarded by being able to share in the upside of the combined company.”

OPKO intends to allow laboratory operations to continue seamlessly but with enhancement from OPKO’s pipeline of diagnostic products. The current diagnostic services of OPKO will be merged with the Bio-Reference Laboratories operations throughout the country. Bio-Reference Laboratories’ national presence will add valuable distribution capability to OPKO’s diagnostic services. Bio-Reference Laboratories is a full service clinical laboratory that can provide key areas of opportunity for OPKO’s services. Moreover, the seasoned management team at Bio-Reference Laboratories will bring valuable market intelligence to the combined operations.

Dr. Grodman continued: “Bio-Reference Laboratories has been a pioneer in commercial laboratory use of next generation sequencing for diagnostic purposes. GeneDx believes it was the first commercial laboratory in the world to offer next generation genetic sequencing panels based on specific clinical symptoms; it has maintained its leadership position in offering advanced panels, sophisticated analysis, in-depth reporting, and by scaling these tools to a high-volume commercial environment. Bio-Reference Laboratories has accumulated a plethora of genetic and genomics data that will be invaluable to the drug discovery programs at OPKO and other drug developers. The Bio-Reference Laboratories data is diagnostic, or disease-related, and therefore provides an important connection between disease, treatment and cure.”

J.P. Morgan acted as the financial advisor to OPKO Health. Allen & Company LLC acted as financial advisor to Bio-Reference Laboratories. Greenberg Traurig, P.A. acted as legal advisor to OPKO and Davis Polk & Wardwell LLP was Bio-Reference Laboratories’ legal advisor.

About OPKO Health, Inc.

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies. For more information, visit www.opko.com.

About Bio-Reference Laboratories, Inc.

Bio-Reference Laboratories, Inc. is one of the largest and fastest growing full service diagnostic laboratories in the world, providing clinical testing services to physician offices, clinics, hospitals, long term care facilities and employers while also advancing drug discovery and development with disease foundations, academic and pharmaceutical partners. Our comprehensive testing capabilities and expertise spans molecular diagnostics, anatomical pathology, women’s health, oncology and rare disease genetics. Bio-Reference Laboratories, and our subsidiaries, has an international presence in more than 50 countries. For more information, visit www.bioreference.com.

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Bio-Reference Laboratories, Inc. (“Bio-Reference Laboratories”) and OPKO Health, Inc. (“OPKO”). In connection with this proposed business combination, Bio-Reference Laboratories and/or OPKO will file relevant materials with the Securities Exchange Commission (the “SEC”), including an OPKO registration statement on Form S-4 that will include a proxy statement of Bio-Reference Laboratories and constitute a prospectus of OPKO. INVESTORS AND SECURITY HOLDERS OF BIO-REFERENCE LABORATORIES AND OPKO ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement (if and when available) will be mailed to shareholders of Bio-Reference Laboratories. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bio-Reference Laboratories and/or OPKO through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Bio-Reference Laboratories will be available free of charge on Bio-Reference Laboratories’ website at http://www.bioreference.com or by contacting Bio-Reference Laboratories’ Investor Relations Department by email at tmackay@bioreference.com or by phone at (201) 791-2600. Copies of the documents filed with the SEC by OPKO will be available free of charge on OPKO’s website at www.opko.com or by contacting OPKO’s Investor Relations Department by email at contact@opko.com or by phone at (305) 575-4100.

Participants in Solicitation

Bio-Reference Laboratories, OPKO, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Bio-Reference Laboratories is set forth in its Annual Report on Form 10-K for the year ended October 31, 2014, which was filed with the SEC on January 13, 2015, its Quarterly Report on Form 10-Q for the quarter ended January 31, 2015 which was filed with the SEC on March 9, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 5, 2015, and April 29, 2015. Information about the directors and executive officers of OPKO is set forth in its amended Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015 and April 30, 2015, its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on May 7, 2015, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 which was filed with the SEC on May 11, 2015 and its Current Report on Form 8-K, which was filed with the SEC on March 19, 2015.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed acquisition of Bio-Reference Laboratories by OPKO, including any statements regarding the expected timetable for completing the proposed transaction, synergies, benefits and opportunities of the proposed transaction, future opportunities for the combined company and products, future financial performance and any other statements regarding OPKO’s and Bio-Reference Laboratories’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of Bio-Reference Laboratories and OPKO, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of Bio-Reference Laboratories’ shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; ability to successfully integrate the businesses; risk that the transaction and its announcement could have an adverse effect on Bio-Reference Laboratories’ ability to retain customers and retain and hire key personnel; the risk that any potential synergies from the transaction may not be fully realized or may take longer to realize than expected; new information arising out of clinical trial results; and the risk that the safety and/or efficacy results of existing clinical trials will not support continued clinical development, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this communication may become outdated over time. OPKO and Bio-Reference Laboratories do not assume any responsibility for updating any forward-looking statements. Additional information concerning these and other factors can be found in Bio-Reference Laboratories’ and OPKO’s respective filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov, including Bio-Reference Laboratories’ and OPKO’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. Bio-Reference Laboratories and OPKO assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

OPKO CONTACT:

Steve Rubin or Adam Logal (305) 575-4100

BRLI CONTACT:

Richard L. Faherty (201) 791-2600